Exhibit 99
News Release
Axalta Coating Systems 50 Applied Bank Blvd Suite 300 Glen Mills, PA 19342 USA	Investor Contact Christopher Evans D +1 484-724-4099 Christopher.Evans@axalta.com	Media Contact Robert Donohoe D +1 267-756-3803 Robert.Donohoe@axalta.com

For Immediate Release

Axalta Names Dr. Kevin Stein to Board of Directors

GLEN MILLS, Pa., July 31, 2023 – Axalta Coating Systems Ltd. (NYSE: AXTA), a leading global coatings company, today announced that Dr. Kevin Stein, President and Chief Executive Officer of TransDigm Group Incorporated, has been appointed to Axalta’s Board of Directors as an independent director, effective September 1, 2023. Stein will serve on Axalta’s Environment, Health, Safety, and Sustainability and Nominating and Corporate Governance Committees.

“We are extremely pleased to welcome Kevin to our Board of Directors as he is a dynamic executive with more than 30 years of progressive leadership experience,” said Rakesh Sachdev, Axalta’s Board Chair. “He is a seasoned public company CEO who has driven significant shareholder value creation. His global perspective and deep manufacturing experience with top-tier companies will better enable us to execute on our strategic growth plan.”

Chris Villavarayan, Axalta’s Chief Executive Officer and President, added, “Kevin is joining Axalta at an exciting time for us and our shareholders, as we look to further capitalize on our momentum to position Axalta for continued market leadership, profitable growth and value creation. He has an impressive track record driving value across enterprises, and this background will be a great complement to our Board as we continue our growth trajectory. I am thrilled that Kevin is joining our Board and look forward to his partnership."

With the appointment of Stein, Axalta’s Board will be composed of 10 directors, six of whom have been appointed to the Board since the beginning of 2020. Axalta’s directors bring unique backgrounds and experience in areas important to the company’s business, including executive leadership, finance, audit, information technology and global operations, and in relevant industries, including specialty chemicals and Axalta’s end markets.

About Dr. Kevin Stein

Stein currently serves as President and CEO of TransDigm Group Incorporated, where he also serves on the Board of Directors. He joined the company in 2014 as Chief Operating Officer of the Power and Controls Segment. He then became TransDigm’s Chief Operating Officer and President in January of 2017, before being promoted to CEO in April of 2018. TransDigm is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today.

Prior to joining TransDigm, Stein worked for Precision Castparts Corporation, now a division of Berkshire Hathaway, in a variety of senior leadership roles. Previously, Stein served as a division president for Cooper Industries and Tyco Electronics/Raychem Corporation.

Among other philanthropic endeavors, Stein serves as a Trustee for the Cleveland Institute of Music, an independent conservatory of Music in Cleveland, Ohio and as a Trustee for Gilmour Academy, an independent, co-educational school in the Cleveland suburb of Gates Mills, Ohio. Stein earned his bachelor’s degree in chemistry from Hobart College and his master’s and Ph.D. in inorganic chemistry from Stanford University.

About Axalta
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful, and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity, and enhance durability. With more than 150 years of experience in the coatings industry, the global team at Axalta continues to find ways to serve our more than 100,000 customers in over 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axalta.com and follow us on Facebook, LinkedIn and @axalta on Twitter.